Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com

Targa Resources Expands Footprint with

$950 Million Bakken Shale Midstream Acquisition

HOUSTON, November 15, 2012 – Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) announced today that it has agreed to acquire 100% of Saddle Butte Pipeline, LLC’s ownership of its Williston Basin crude oil pipeline and terminal system and its natural gas gathering and processing operations for cash consideration of $950 million, subject to customary purchase price adjustments and certain contingent payments. The transaction is expected to close during the fourth quarter of 2012, subject to customary regulatory approvals and closing conditions.

The business to be acquired is located in the heart of the oil-rich Bakken Shale Play in McKenzie, Dunn, and Mountrail counties, North Dakota and includes approximately 155 miles of crude oil pipelines. The business has combined crude oil operational storage capacity of 70,000 barrels, including the Johnsons Corner Terminal with 20,000 barrels of storage capacity (expanding to 40,000 barrels) and Alexander Terminal with storage capacity of 30,000 barrels. The business also includes approximately 95 miles of natural gas gathering pipelines and a 20 MMcf/d natural gas processing plant with an expansion underway to increase capacity to 40 MMcf/d. The operations are backed by producer dedications under long-term contracts that include approximately 260,000 acres of crude oil production and over 100,000 acres of natural gas production. The Partnership expects that growth capital expenditures of over $250 million will be required in 2013 to support system expansions necessary to meet producer activity.

“This acquisition of a major, strategic midstream business complements our extensive portfolio of midstream assets, extends our footprint to the very attractive Bakken Shale play, further diversifies our business with the addition of crude oil gathering, and adds significant long-term growth in fee-based revenues,” said Joe Bob Perkins, CEO of the general partner of the Partnership. “We are very excited to expand our geographic footprint into one of the most important oil producing basins in the country. The visible, long-term growth potential of this business complements our attractive portfolio of ongoing and future organic growth projects and enhances the Partnership’s longer term distribution growth.”

Over time, the Partnership expects to fund the acquisition and associated growth capital expenditures consistent with its stated financial strategy of approximately 50% debt and 50% equity. Current liquidity pro forma for the October 2012 offering of 5.25% Senior Notes due 2023 and redemption of the 8.25% Senior Notes due 2016 is over $1.1 billion. The Partnership anticipates that the acquisition will contribute an additional 10% to 15% of EBITDA to its current 2013 guidance. After giving effect to the acquisition, the Partnership expects to maintain its 2013 distribution per unit guidance of 10% to 12% growth over full year 2012, and expects that the transaction will be accretive to distributable cash flow per unit starting in 2014, with increasing accretion thereafter.

Evercore Partners acted as advisor to the Partnership with respect to the transaction.

About Targa Resources Partners

Targa Resources Partners is a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products; and storing and terminaling refined petroleum products and crude oil. The Partnership owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates along the Louisiana Gulf Coast primarily accessing the onshore and near offshore region of Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, the Partnership’s logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. Targa Resources Partners is managed by its general partner, Targa Resources GP LLC, which is indirectly wholly owned by Targa Resources Corp.

Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Targa Resources Partners LP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Targa Resources Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Investor contact:

713-584-1133

Joe Brass

Director—Finance

Matthew Meloy

Senior Vice President, Chief Financial Officer and Treasurer